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                                     UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549



                                        FORM 15




     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
        OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
                      REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                            SECURITIES EXCHANGE ACT OF 1934


                            Commission  File Number 000-30513


                             MANGUM ACQUISITION CORPORATION
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                4214 MANGUM ROAD, HOUSTON, TEXAS 77092   (713) 957-3100
      (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OR
                         REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                          COMMON STOCK, $.001 PAR VALUE PER SHARE
                  (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)


                                           NONE
      (TITLE OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE REPORTS
                        UNDER SECTION 13(a) OR 15(d) REMAINS)



        PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:


              RULE 12g-4(a)(1)(i)  [ ]          RULE 12h-3(b)(1)(i)  [ ]
              RULE 12g-4(a)(1)(ii) [ ]          RULE 12h-3(b)(1)(ii) [ ]
              RULE 12g-4(a)(2)(i)  [ ]          RULE 12h-3(b)(2)(i)  [ ]
              RULE 12g-4(a)(2)(ii) [ ]          RULE 12h-3(b)(2)(ii) [ ]
              RULE 15d-6           [ ]          Other: 12g-(1)(B)    [x]

Mangum Acquisition Corporation registered its common stock, $.001 par value per share class of equity securities pursuant to Rule 12g-(1)(B). This class of equity securities of the issuer was not required to be registered.

APPROXIMATE NUMBER OF HOLDERS OF RECORD AS OF THE CERTIFICATION OR NOTICE DATE:
1,950

APPROXIMATE TOTAL ASSETS OF THE ISSUER AS OF THE CERTIFICATION OR NOTICE DATE:
Less than $100,000

Pursuant to the requirements of the Securities Exchange Act of 1934, Mangum Acquisition Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  April 16, 2001                         BY: /s/ DAVID A. COLLINS
                                                  --------------------
                                                  DAVID A. COLLINS, PRESIDENT
                                                  Mangum Acquisition Corporation

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                         MANGUM ACQUISITION CORPORATION
                                4214 MANGUM ROAD
                             HOUSTON, TEXAS  77092
                                  (713) 957-3100




The Securities and Exchange Commission
450 5th Street North West
Washington, D.C. 20549




To Whom It May Concern:


Mangum Acquisition Corporation is hereby withdrawing the Form 10-SB filed on May 1, 2000. The file number is 000-30513.


Should you have any questions, please do not hesitate to call our President Officer, David A. Collins at (713)-957-3100.




                                          Sincerely,

                                          /s/ David A. Collins
                                          --------------------
                                          David A. Collins, President